Exhibit 99.1

Gossamer Bio Announces $212 Million Private Placement Financing

- In Conjunction with Offering, Interim TORREY OLE Data and PROSERA Phase 3 Design Disclosed via 8-K; Conference Call to Discuss Data and Phase 3 Design with Leading PAH KOLs to be Held on July 25th -
SAN DIEGO – July 20, 2023 – Gossamer Bio, Inc. (Nasdaq: GOSS), a clinical-stage biopharmaceutical company focused on the development and commercialization of seralutinib for the treatment of pulmonary arterial hypertension (PAH), announced today that it has entered into a securities purchase agreement with institutional and accredited investors to sell securities in a private placement for gross proceeds of approximately $212 million, before deducting placement agent fees and offering expenses.
The financing includes participation from new and existing institutional investors, including New Enterprise Associates (NEA), EcoR1 Capital, Armistice Capital, Farallon, Madison Avenue Partners, LP., Nantahala, Samsara BioCapital, SilverArc Capital, Octagon Capital, Boxer Capital, Invus, the Federated Hermes Kaufmann Funds, Palo Alto Investors LP, and Rock Springs Capital, and certain directors and executive officers of Gossamer.
In the private placement, Gossamer is selling 129,869,440 shares of its common stock and accompanying warrants to purchase up to 32,467,360 shares of common stock, at a combined price of $1.63125 per share of common stock and accompanying warrant (or a combined price of $1.85125 per share and accompanying warrant for participating officers and directors). The warrants will have an exercise price of $2.04 per share of common stock, will be immediately exercisable and expire on July 24, 2028. The private placement is expected to close on July 24, 2023, subject to customary closing conditions. The financing was priced at-the-market under Nasdaq rules.
Gossamer intends to use the net proceeds from the private placement to fund the ongoing development and commercialization of seralutinib and for working capital and general corporate purposes.
“We are grateful for the support from this investor syndicate and thrilled to embark on the registrational PROSERA Phase 3 trial, the next step towards bringing seralutinib to patients with PAH,” said Faheem Hasnain, Co-Founder, Chairman and CEO of Gossamer.
In addition to announcing this financing, Gossamer today disclosed via 8-K an interim update of its TORREY open-label extension (OLE) data and details of the design of the PROSERA study. A conference call to discuss this information with global PAH leaders, Dr. Ray Benza, Dr. Ardi Ghofrani, and Dr. Jim White will be held on Tuesday, July 25th at 10:00 a.m. EDT.
The live audio webcast may be accessed through the “Events / Presentations” page in the “Investors” section of the Company's website at www.gossamerbio.com. Alternatively, the conference call may be accessed through the following:
Date / Time: July 25, 10:00 a.m. EDT
Domestic Dial-in Number: 1-800-285-6670
International Dial-in Number: 713-481-0091
Conference Reference: Seralutinib Program Update Call
Live Webcast: https://edge.media-server.com/mmc/p/qzyj9utp

Exhibit 99.1
A replay of the audio webcast will be available for 30 days on the “Investors” section of the Company's website, www.gossamerbio.com.
Leerink Partners is acting as lead placement agent for the private placement. H.C. Wainwright & Co. is acting as co-placement agent. Piper Sandler and Wedbush PacGrow are acting as capital markets advisors to Gossamer Bio.
The securities described above have not been registered under the Securities Act of 1933, as amended. Accordingly, these securities may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. Gossamer has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock and shares of common stock issuable upon the exercise of the warrants issued in this private placement.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Exhibit 99.1
About Gossamer Bio
Gossamer Bio is a clinical-stage biopharmaceutical company focused on the development and commercialization of seralutinib for the treatment of pulmonary arterial hypertension. Its goal is to be an industry leader in, and to enhance the lives of patients suffering from, pulmonary hypertension.
Forward Looking Statements
Gossamer cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on the Company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements related to the timing, size and expectation of the closing of the private placement, expectations regarding market conditions, the satisfaction of customary closing conditions related to the private placement and the anticipated use of proceeds therefrom, and plans to embark on the PROSERA study. Such forward-looking statements involve substantial risks and uncertainties that could cause our actual results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Gossamer that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Gossamer’s business, including, without limitation: the risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed financing; and other risks described in the Company’s prior press releases and the Company’s filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in the Company’s annual report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Gossamer undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Exhibit 99.1
For Investors and Media:
Bryan Giraudo, Chief Operating Officer and Chief Financial Officer
Gossamer Bio Investor Relations
ir@gossamerbio.com